Exhibit 99

CACI INTERNATIONAL

Moderator: David Dragics
May 27, 2004
7:30 a.m. CT

Operator: Good day everyone, and welcome to the CACI International conference call. Today's call is being recorded.

For opening remarks and introductions, I'd like to turn the call over to the Vice President of Investor Relations, Mr. Dave Dragics. Please go ahead, sir.

David Dragics: Thank you, Matt, and good morning, everyone. I am David Dragics, Vice President of Investor Relations for CACI International, and we're very pleased that you're able to participate with us today. Now, for those of you who are with us for the first time either by telephone or via the Internet, we welcome you to this call.

As you know, last night, we issued our initial comments about our expected performance for the first fiscal quarter of FY'05 as well as our approximately full year revenue figure. And we hope that most of you have had the opportunity to review our announcement.

Before we begin our discussion I would like to make our customary but important statement regarding CACI's written and oral disclosures and commentary.

There will be statements in this call that do not address historical facts and as such constitute forward-looking statements under current law. These statements are subject to important factors that could cause actual results to differ materially from the expected results reflected in our statements today. And the primary factors that could cause actual results to differ materially from those anticipated are listed at the bottom of the news release as well as in the company's Securities and Exchange Commission filings.

With that, I'd like to remind everybody that listen to the replay that the full Safe Harbor Statements will be on our -- is on our website.

So to open up our discussion this morning, here is Jack London, Chairman, President, and Chief Executive Officer of CACI International.

Jack London: Thank you, Dave, and good morning, ladies and gentlemen. First let me welcome all of you to our call. I'd like to extend a special welcome to those of you who are new to CACI and new to our call this morning. We appreciate your interest and invite you to join us on our future conference calls as well.

As Dave mentioned, we issued our first quarter and initial FY'05 guidance last evening after the markets closed. We made this decision as a result of the recent significant acquisition of the Defense and Intelligence Business Group from AMS back at the first of the month.

That transaction has created a unique but positive circumstance for us. The addition of approximately 250 million in revenue at virtually the outset of our fiscal year 2005 beginning here 1 July. As such, we believe this is worthy enough and important enough for us to discuss how we see the initial quarter of the year and our next fiscal year shaping up.

With me today to discuss this is more detail are Steve Waechter, our Chief Financial Officer, and Ken Johnson, President of our U.S. operations. Steve will give you more details on our financial assumptions for the quarter. After that, I'll be updating you on the progress of our integration of the AMS organization.

And finally, Ken will update you on the status of our new awards for the quarter and some additional perspectives with regard to AMS. I'll finish up with an update on our situation with regard to Iraq. And then we'll open up the call to your questions.

For our fiscal year '05, we expect our total revenue to be approximately one-and-a-half billion. When compared to our current guidance for this fiscal year, this is a year-to-year increase of 32 to 34 percent. Our guidance for fiscal '05 does not include any future potential acquisitions.

As you know, however, acquisitions continue to be an important part of the business strategy of CACI International for our profitable growth. And you may know we have completed some 26 acquisitions since the early 1990s, and each one of these transactions have been accretive and synergistic to our bottom line.

With that said, let me turn the discussion over to Stephen Waechter, Chief Financial Officer, for an update on our numbers. Steve, over to you.

Stephen Waechter: Thank you, Jack, and good morning, everyone.

Since Jack has already covered the top line for FY'05 I'll go over some key assumptions that underline our expectations for the first quarter with regard to net income and diluted earnings per share, but first, some housekeeping items.

As part of our acquisition of CQ in October 2003, we acquired a contract with the Defense Advanced Research Projects Agency known as DARPA with which we had an organizational conflict of interest. Effective May 15th, we've sold this contract, a contract that generated revenues of approximately $1.7 million annually.

On Tuesday of this week, we sold the Karcher Group a subsidiary of Vredenburg that was acquired by AMS in August of last year. The Karcher Group is a reseller of video conferencing systems and had revenues of approximately $1.2 million in the quarter ending March 31st, 2004.

They reported a slight loss for this period. AMS had planned for approximately $10 million in revenues for Karcher in their fiscal year '05.

Finally, with AMS's Defense and Intelligence Group, our integration efforts have proceeded very smoothly. Employees are now on our payroll system. They're using our electronic (concord) systems. Contract work breakdown structures have been fully loaded into our cost point system. And AMS employees all have CACI e-mail access.

We were cautiously optimistic about getting our many invoices out timely here during the next couple of weeks. And we've made good progress on cash collections from the AMS acquired receivables. And through Tuesday of this week, we have collected more than $19 million.

We estimate that our revenue for the quarter will range -- this is for the first quarter of '05 -- will range between 355 and $365 million, an increase of 51 to 55 percent over the first quarter of fiscal year '04.

Also for next quarter, we expect our operating margins to be in the range of about 8.8 percent. We anticipate our net income will also range between 16 million and 16.8 million, 23 to 30 percent higher than a year ago.

We expect diluted earnings per share to be between 53 cents and 56 cents, up 22 to 28 percent over the year earlier period.

We believe that our internal growth in the first quarter will be in the range of 15 to 16 percent.

And finally, we estimate that diluted weighted average shares for the first quarter will be approximately 30.2 million.

Here are some other key assumptions that underlie our expectations for the quarter.

We are assuming the interest rate on our debt will be between four-and-a-half and five percent during the quarter as we anticipate a rising interest rate environment based on all the economic indicators that we've reviewed.

With our total debt at approximately $420 million as we begin fiscal year '05, this will result in interest expense for the quarter that should range between 4.8 and five percent of our revenue.

It is important to note that during this quarter, we expect to begin paying down the revolver portion of our debt as a result of the increased operating cash flow we should experience.

And we expect that our corporate tax rate will be 38 percent, equal to this year's tax rate.

Based upon information that we have to date, we also have included some legal, public relations, and increased security costs associated with issues surrounding the situation in Iraq.

And finally, the guidance for fiscal -- for first quarter FY'05 assumes no change in the company's accounting for stock-based compensation. We will be following this proposed accounting change closely.

If the company's board of directors grants restricted stock units next year in lieu of or in combination with stock options, the company would incur additional compensation expenses not currently reflected in this guidance.

I also want to point out that we are reiterating our guidance for the current quarter and the full year fiscal year '04 that was issued on May 3rd at the -- at the time we closed on the purchase of the Defense and Intelligence Business Group.

For the quarter, we expect to report between 335 and 348 million in revenue, net income between 17.2 and 18.2 million, and fully diluted earnings per share between 57 cents and 60 cents.

For the year, we expect our revenue to be between 1,123,000,000 and $1,136,000,000, net income between 60.2 and $61.2 million, and fully diluted earnings per share between $2.01 and $1.04.

There's been a lot of press regarding our contract efforts in Iraq, and I would like to clarify some points with regard to the contract.

CACI acquired a Blanket Purchase Agreement or BPA as part of the assets it acquired from Premier Technology Group in May of 2003.

As background, the directorate of contracting at Fort Wachuka, Arizona, awarded the Blanket Purchase Agreement to Premier Technology Group against the GSA Schedule 70 information technology in September of 1998. The BPA was transferred to the National Business Center, Department of Interior, on January 14th, 2001, and was extended for an additional five years by NBC.

The BPA was modified on July 31st, 2003, to reflect the acquisition by CACI. Under the BPA we've received 11 task orders with funding of $66 million. From inception to date through April, we've billed our customers $16.3 million for work performed under these task orders. We have received payments from our customers of 7.1 million.

And even though Dave mentioned the Safe Harbor Statement at the beginning of this call, I want to again state that these projections are forward looking and that listeners on the call and the readers of the transcript should be advised that our actual results may differ materially from the statements we're making today.

That covers the major financial assumptions and our expectations. And now, here's Ken -- or Jack. Excuse me.

Jack London: Thanks, Steve. Before I comment on our progress in integrating the Defense and Intelligence Business of AMS, I want to point out the underlying strategic assumptions of our guidance for not only the quarter but also the fiscal year. They're outlined in our release.

First, our strategic focus continues to be national security, the global war on terrorism, and the reshaping of the way the United States Government agencies communicate, use and disseminate information, deliver services, and conduct business. I might add this has been a strategic focus for the company from the latter part of the 1990s.

Second, CACI will continue to provide value-added support related directly to the increasing demands of our customers for information technology and technology solutions driven by the government's response to the global war on terrorism.

And third, the ongoing need for the government to take actions that address the high level of attrition of the full time government workforce as a result of retirements by continuing to come to the private sector for critical contractor support.

Now, I want to bring you up to date on the integration of the most significant acquisition in our history. I'm very pleased to report that the integration of almost 1,700 highly skilled employees is going extremely well.

Prior to the closing of the transaction, we asked our people to volunteer to sponsor our new employees to help them through the transition with as little pain as possible and to make it as easy as possible. We're very gratified by the response throughout CACI and effect that it's had on the integration of our new fellow employees from AMS.

Immediately after the closing at the beginning of this month, we brought in all of the managers and provided them with orientation and even training on CACI's processes and procedures.

As an example of how successful that was, we had an uneventful timecard submission process for the first time by our new employees. And we're very delighted with that.

As you know -- I'm sure you know that in our services business, timecards are very essential in our business not only to pay our employees but also obviously to create the invoices and bill our customers.

Well, we were poised for a successful first round of invoicing, as Steve mentioned, in the new customers we gained through this acquisition. And we've been down to see and talk with many of them.

Overall, we're very excited about the progress we've made on integrating this very important, large scale organization into CACI. It seems to be going quite smoothly.

Now, I'm going to ask Ken to bring you up to date on our business development progress so far this quarter and some discussion -- additional thoughts on how things are going with AMS. Ken?

Ken Johnson: Thanks, Jack, and good morning, everyone.

I'd like to add my perspective to Jack's comments about the integration of the Defense and Intelligence Business Group into our U.S. operations. I believe that we have made a very positive first impression on our new colleagues.

You may recall from our March conference call that we indicated that we were going to integrate them in what we referred to as the big bang theory. And I'm here to tell you that it worked and worked very well. Everyone is interacting with their counterparts.

People are listening and talking to each other and understanding each other's perspectives, business climates and customers. And overall, everyone here is very impressed with the quality and vigor of the management that came to us and the enthusiasm of all of our newfound team members.

As you know, yesterday, we announced an $88 million award with the United States Navy. This represents a consolidation of current work out on the West Coast along with increased scope from several new subcontractor partners.

So far this year we have been awarded approximately $190 million -- excuse -- yes, so far this quarter -- excuse me -- we have been awarded approximately $190 million in new awards. And when you couple that with what we've reported to you on our earnings conference quarters previously we are extremely close to surpassing the $1 billion mark in just new award this fiscal year.

Our pipeline of qualified opportunities has not changed significantly from a month ago when it was about 6.6 billion. We still are seeing efforts to make awards made in the May/June time frame, as we indicated on our call last month.

As we speak, we have almost three-quarters of a billion dollars of proposals submitted and awaiting to be awarded. Over 80 percent of that amount is for new business. So we continue to look very strong -- for a very strong year for our operations, and we think this will provide us with a very solid base of business going forward.

Jack, that's all I have. Back to you.

Jack London: Thanks, Ken. Now I want to make a few comments, ladies and gentlemen, about CACI and the Iraq situation.

The story while only a little more than three weeks old has consumed a great amount of time here at CACI over that period. The events surround the story out there are unfolding daily, as you all know and sometimes even more than once a day.

We continue to actively support every investigation and inquiry that has come our way from federal agencies, and there have been a few. The primary ones currently number five.

First, the Department of Interior contracting office at Fort Wachuka, the Department of the Army Inspector General Officer, the Defense Contract Audit Agency, the Military Investigation Intelligence Investigation conducted by Major General Fay that you may have read about in the paper, and the General Services Administration, which has questions about the contract instrument we used to procure the services for the United States Army in Iraq.

And in this case, GSA is seeking information to aid in its determination of whether CACI should remain eligible for future government contracts in this area.

We're not complacent about the attention that we received as a result of the events in Iraq. I want to assure you that CACI's senior management team supported by independent outside expert counsel and other expert professional advisors is working diligently to determine the facts.

We will promptly take the appropriate actions to rectify any improper acts or wrongdoing whether it involves the wrongful act of employees or any improprieties or wrongdoing in our contracting practices.

At CACI we do not tolerate or condone the breaking of law or any wrongdoing at any time or at any place, and we will make things right. At the same time with all of this, we're also trying to get an accurate information and picture into the media, but this is no easy task.

Nonetheless, our I've personally spent a great deal of time in interviews with national and local journalists in an attempt to correct the speculation and distortion of the facts that continue to be reported out there about CACI.

We should remember that CACI employees in Iraq, just like the rest of the fine men and women of our armed forces, risk their lives daily to undertake their duties in this hazardous condition.

We've all been horrified and enraged by the brutal acts of American contractors as well. And the crimes being committed against civilian contractors serving in Iraq, like the military, working to help the Iraqis build their country are as atrocious as the terrible wrongdoings against the prisoners certainly at Abu Ghraib.

At CACI we're investigating these accusations diligently. And we continue to cooperate fully with the United States Government as we conduct our own investigations. And I also want to repeat that CACI has not and will not tolerate or condone illegal acts or wrongdoing.

So, with that, we're ready to open our discussion to your questions. We have a fine corporation and a great future, and we're eager to visit with you. Matt, I'll turn it over to you to bring up our first questions, please.

Operator: Thank you, sir. To ask a question on today's conference, please press the star key followed by the digit one on your touch-tone telephone. Again, it is star one for questions. And if you are on speakerphone equipment, please be sure the mute function is turned off so your signal can reach us. We do ask that you limit yourself to one question and one follow up. Again, that is star one. And we'll pause a moment to assemble our roster.

We go first to Laura Lederman with William Blair.

Laura Lederman: Yes, a few questions. One, can you talk about the risk of no longer being eligible for GSA contracts? Has that ever happened to anybody? Just trying to assess the risk involved with that. And also related to that, what percentage of your business currently is under GSA? Thank you.

Jack London: Well the -- we have never had any issues along these lines before. We have a terrific record of working with the United States Government.

In fact, I would call it the impeccable record of integrity and ethics. And quite frankly, we anticipate that the government will accept our efforts to remedy these problems and that any -- either any suspension or debarment actions are not going to be needed.

We're cooperating literally as we speak and will be continuing to operate with the -- all of these investigative activities. Certainly we've had reports of the activity over at Abu Ghraib.

And there has been reported the issues with our DOI contract, and the GSA is looking into these. And we're quite confident that we'll be working with them and that they will accept our efforts to remedy these problems.

In terms of our volume on the GSA, I don't have those numbers at my fingertips. But perhaps -- Steve, would you please -- Chief Financial Officer, give some perspective of the GSA side of things, please.

Stephen Waechter: Laura, approximately 30, 35 percent of our revenues come from GSA schedule vehicles.

Male: Hello.

Jack London: Matt?

Operator: Yes, sir. We go next to Tim Quillin with Stephens Inc.

Tim Quillin: Good morning. It was I guess a little bit unclear. I don't think you are, but as far as your initial guidance, are you changing your initial guidance for the DIG Group, which was revenue of 275 to 285 million in FY'05 and EPS accretion of 14 to 17 cents?

Stephen Waechter: Tim, with regard to the revenue piece of that, the answer is yes. As we mentioned earlier in my comments, the sale of the Karcher Group had been planned. They had planned about $10 million of revenue. That obviously is not going to happen since we got rid of it.

As far as the EPS side of the house, we still feel very confident with the range of guidance in as much as the Karcher Group was at basically a break even or a slight loss.

Tim Quillin: Great. And can you help me understand the operating margin guidance in the first quarter of 8.8 percent? I guess I was expecting, given the relatively high margins there at the Defense Group that you might actually have a little up tick in operating margins in the first quarter.

Stephen Waechter: With respect to the margins, Tim, if you look -- and we didn't give out the specific guidance on EBITDA because of the GAAP requirements there. As we know, it's not a -- it's a non-GAAP measure.

But the EBITDA part of the equation does increase by 100 basis points or so over where we currently are. And our current range is in that kind of 10-and-a-half-percent range.

So we would anticipate on EBITDA some improvement on the margins. What you have below the EBITDA line is obviously the amortization of intangibles, which drops it down to roughly where we are today.

Operator: We go next to George Price with Legg Mason.

Male: George?

George Price: Good morning. Thanks very much. I just first wanted to ask -- you gave us a fiscal '05 revenue but no fiscal '05 EPS. Can you give us...

Jack London: Yes. Well, one of the things that we're continuing, as I premised the broadcast, was the -- looking at AMS a we're going into this. And Ken I think would like to talk to that. He's been dealing directly with them and looking at the prospects going forward. Ken?

Ken Johnson: Yes, a couple of points, George. Jack pointed out obviously that given the size and the significance of this -- of the AMS acquisition, we thought it important to get out here and get some information to you in the first quarter.

But more importantly, we've spent a great deal of time since the close until today effecting this transition. And as I think -- I think everybody on the call knows, AMS is a calendar company as opposed to a fiscal year company. So they don't have much, if any, substitive planning for what we would consider the back half of our fiscal year.

We haven't -- we've spent a fair amount of time. I've met all the managers, and I've talked to them about the business plans and prospects, but we haven't drilled down to the level that we're comfortable on the -- in the back half of our year.

So typically we don't provide full year guidance until the August time frame anyway. So we thought we were doing the right thing to get this information out to you for the first quarter.

And then, my guess would be when we have the end of our year conference in the August time frame when we report exactly how we've done for '04, we'll be able to provide the granularity. We'll be a lot more comfortable with the numbers.

There's just only so much we can do with these managers. They're really working very, very hard to accommodate these timecard issues and to accommodate taking on our processes and procedures. To get them into our full year fiscal planning we thought might be a -- that might be over the top, George.

George Price: OK. And just as a follow up ...

Stephen Waechter: Yes.

George Price: ... Steve, I just wanted to confirm -- so you're not -- there aren't -- other than the 10 million in revenue that you're selling, there aren't any other changes to assumptions from when you initially announced the acquisition in terms of EBITDA? Any -- excuse me -- update to, you know, assumptions on how much you're amortizing, how much intangibles you're amortizing?

Stephen Waechter: No, no. It's very much in line with what we had said previously with the exception of the revenue.

George Price: And any -- can you talk maybe about the impact of the -- of the debt rate assumption rising a little bit? I mean I think in the -- in the initial call you focused more on four-and-a-half percent in the first year. And now we kind of got an upper end of that range.

Stephen Waechter: Yes. Where we are right now actually is closer to three-and-a-half percent. We're at LIBOR plus 200 basis points over that. So it's roughly three-and-a-half percent.

We're guessing like everybody else who think that rates are going to probably start creeping up here. It's anybody's guess. And we just -- in our assumptions we've just assumed that it's going to be in that four-and-a-half to five percent. Hopefully it'll be less than that. It could be more. You know, it's anybody's guess, George.

Operator: We go next to Bill Loomis with Legg Mason.

Bill Loomis: Hi. Thank you.

Jack London: Hi, Bill.

Bill Loomis: Hi, Jack. How are you doing? Steve, can you just go over the numbers you said on that Iraq contract with -- under the Department of Interior, BPA. I thought you said like billed was like 16 million and received was seven million. Did I get those numbers right?

Stephen Waechter: Yes, sir, you did. Let me -- let me get to my page here, and I'll reiterate that for you. I think it's one of the key things that we wanted to point out is that the -- there have been comments in the press about $66 million of funding.

And people have indicated -- and you know, Bill, that we haven't billed $66 million. That's the -- what's been approved to spend through the period of performance on those.

So anyway, we have 11 task orders with funding of $66 million. We received those over -- those task orders were given to us over a period from August of '03 through December at various points in time.

From inception to date, and inception being August through April, we have billed our customers $16.3 million under those specific task orders. And to date -- and again, this is as of just last week -- I guess we had about 7.1 million of that that we've actually selected.

Bill Loomis: Now is that -- now with the investigation that's going on and so forth, does this call into an issue of potential (unbills) that can't be collected or I should say billed receivables that can't be collected?

Jack London: No. Let me -- let me speak to that, Bill. The contract and delivery orders of the United States Government and the Army were, as indicated here, put in place around August 2003.

The work reported -- is being reported is very satisfactory as far as the United States Army is concerned. They continue to request our services, a solid performance. The bills have been paid as we've gone along. So we've had an effective contract activity.

There are questions from the GSA about the appropriateness -- the administrative appropriateness of the contracting instruments. And we're going to respond fully and get right with the GSA to make sure that they understand and provide information as they request and, frankly, to remember -- remit -- remedy any problems that may be in that area.

But it's been an ongoing and successful project in every regard, quite frankly. I'm looking for additional performance, so I would not anticipate the kind of payment issues that you're rightfully inquiring about.

Steve, do you want to add to that?

Stephen Waechter: Yes. The only thing I would add to it, the -- Bill, the receivables are a little bit high in terms of the collections because we have to actually send these invoices over to Baghdad. And it's not easy getting things in and out of Baghdad.

But that's -- the approval process goes over there to the contracting officer, and then it gets routed to there. So it's a little slower than a typical process that we would go through.

Jack London: I'd like to invite all of our listeners here to our website. We have -- beginning to put some information regarding the activity in that area. And quite frankly, we'll be continuing to provide information as we go along.

We believe we've been providing good services that the Army had needed and wanted on a quick turnaround basis. And we believe that this small effort would be a value-add to them, and we think it has been. But we will continue to update all of our public as we go along.

Operator: We go next to Cynthia Houlton with RBC Capital Markets.

Cynthia Houlton: Hi. You had mentioned a number of the investigations and then some comments on allocation of legal and other related costs associated with these investigations.

Male: Yes.

Cynthia Houlton: It would be helpful -- and, you know, again, I'm not sure how well you can do this -- but it would be helpful if we could get a sense of how much you have allocated of additional expense. And I assume that's in the SG&A line.

And then also, if we can look at kind of which ones are the most material and what are the, you know, specific areas each agency is investigating since obviously GSA is looking into availability about future GSA contracts. But, you know, it seems like there are so many of them, so I just want to be clear on what each agency is looking for.

Jack London: Well, the folks -- GSA is looking at the Fort Huachuca contract that went over to the Department of Interior, which we outlined. And basically they're looking about the process, if you will, for the implementation and the issuance of those delivery orders. That's the scope, at least at this point of their investigation.

The DCAA obviously is going to be looking at the contracts, the delivery orders, the statement of work, the billing, and so forth. And we feel like that investigation is coming right along. We're cooperating obviously, and we'll be working with them.

With the IG office, they're looking at -- more in the area of the equality of the services provided from a requirement standpoint for the contract, and we've been reporting to them. And I believe we've indicated out to the public that -- in some of our news releases and certainly in this conversation -- that the staff provided has been within the statement of work requirements.

And again, I'll just repeat, the proof of the pudding tends to be in the fact that our customer is quite satisfied with the professional work being done by our personnel notwithstanding the obvious Taguba report that alleges one of the employees of CACI to have done some improper things.

And our view on that is that we don't condone anybody that breaks the law or does illegal, improper things, and the chips will fall where they may. We believe people are innocent until proven guilty, but -- and have no charges against him, to the best of our knowledge -- but if it comes down to that, I'm sure that will be handled in the proper and appropriate way.

And if it comes to CACI's oversight in this matter, we will behave in the absolutely proper and right away, and we'll do it promptly. So we see that continuing to cooperate fully with these investigative activities and organizations.

Fort Huachuca, for example, has asked for some more information about some of the backup on our proposals. We provided that information to them. And we continue to cooperate, and we feel like that we've done a -- done a fine job for the United States Army. And we're going to continue to work with them.

And if there's items that -- administrative issues or other issues that have been inadvertently done in an improper fashion, which we don't condone, we will set the record straight and get the -- get the job done correctly.

I mean we run a company of high ethics, high standards. We have a wonderful reputation in the marketplace. Our work is valued by many, many of our clients, as you well know.

Our growth I think supports the fact that we've done good work and provide good work. We're proud of the people. We're proud of the company. We're proud of our relationships with our customers.

And we feel doing the right thing will prevail in this case, and if there's been some again mistakes on our part from the contracting side inadvertently, we will work diligent to correct them immediately as soon as we can.

In the issue of any egregious behavior in Iraq again I think the due process of law and investigations will discover the culpability and we'll handle it if, indeed, that turns out to be the case.

Operator: We go next to Ed Caso with Wachovia.

Ed Caso: Hi. Thank you. Just one question that hasn't been answered. Can you talk about the level of supervision that was provided for your people on this interrogator contract in Iraq? Did you -- were there -- did you provide some of the supervisors, or were all your people supervised by others?

Jack London: Well, let me just give you an oversight, and then I'll hand it to Ken. The -- CACI International in its project management processes, which are well established within the company, have organizational and/or administrative chains of command. And those go throughout the organization to the lowest levels.

We had in this particular case, a country manager that oversees all the activity in Iraq, even from our first involvement back in May of last year. We have advisors that are participating -- and supervisors and management in Baghdad that oversee all of our work on the ground literally in Baghdad, including the work at the prison.

But I'll turn it over to Ken to talk about our relationship with the United States Army and how that's supervised, and the process that takes place. And we -- if there's other questions, we'll be able to respond to those as well.

Ken Johnson: Yes. Ed, I'll give you -- let me give you two answers, Ed. Administratively from a -- from a contract management standpoint, as Jack pointed out, we clearly have a chain of command.

From an in-country manager to a variety of -- we have a deputy in-country manager. We have what we call site leads because there are a number of places around the country where we physically have employees in some number. And in some cases, they're there for longer periods of time, but in many cases, they rotate from a location to a location. So we're not just located at Abu Ghraib.

So there's an administrative -- there's an administrative chain of command that's used to provide the typical kind of support that you would -- that you would recognize for a typical project manager.

We also have a gentleman who runs that line of business who since August has gone -- has been in Iraq approximately 10 times and on each of those occasions has traveled to any number of locations.

He's a Vice President in the organization who's traveled to any number of those locations checking on the health and welfare of our troops and obviously making themselves available to our -- to our government counterparts.

The real -- I think the essence of your question, though, is the essence of supervision at any one of these locations.

It's our opinion from here -- and keep in mind that we're a long way away from the fray -- we believe all of the overtures that have been made by -- I believe every general officer who has talked indicates that we the contractor community work under the direct supervision in the prosecution of our tasks by military people whether it's a warrant officer or a senior noncommissioned officer or in some cases an officer.

That's our impression as to how -- as to how things are conducted. It was quite clear in this statement of work that that's how we would operate. There's been an awful lot written about -- and we've left it on the website so as not to draw any adverse attention to it -- there's been a great deal of reporting on the notion in our -- on our website about the positions require minimal supervision.

That pointed remark in there actually points out the level of seniority of the people who we provide under this contract, which would indicate that from a maturity and an initiative standpoint, they're going to have to operate without day-to-day or minute-to-minute supervision from a CACI manager.

In no way, shape, or form do we write our people descriptions or our position descriptions -- excuse me -- that determine the level of supervision that's going to be required by a customer.

And we've been hammered and indicted in the press about that. But it's a -- it's a -- it's a -- it's a fairly simple, unremarkable statement in terms of the levels of seniority and the kind of people that we provide over there.

So I think our customer is on record as indicating that they're responsible for our supervision. Our understanding here in Washington, DC, and here in the United States is that's how we conducted ourselves on this particular program.

Ed Caso: Great. Thank you.

Ken Johnson: Thank you for the question, Ed.

Jack London: I'd like to make an additional thought here -- point here and just follow on from Ken. And that is that we do have an expert council, outside council, conducting an investigation to interview and contact with our people in the field to make sure that the -- that we understand the actual implementation of these statement of work requirements.

It's very clear in the statement of work that the United States Government supervises the work of CACI interrogators and screeners in this particular instance as well as the other people we have in field in the logistics area and network services and some other things we're doing.

But we have that investigation, it's ongoing. The results at this point I think are favorable. And we will continue to report significant events as they emerge. But the investigation has been going a few weeks now and as far as we're concerned making progress.

But the main point I want the -- our listeners to understand is that we are fully cooperating. We do not condone any improper activity or illegal activities. And where we find those instances, we're going to correct them.

It's very straightforward. And we do not at this point anticipate any significantly egregious results out of this thing. So we're working it, and we feel good about staying right on top of it. And we're going to implement the proper actions at the time that it's called for.

Operator: We go back to Tim Quillin with Stephens Inc.

Tim Quillin: I just wanted a quick follow up on this type of work; I guess the interrogation work and kind of broad -- more broadly speaking outsourced services within the military chain of command.

And I just want to get your opinion on whether this is a good business to be in because you do have limited day-to-day supervisory capabilities, and it just seems like maybe it's a business that could, you know, potentially do more harm than good. Thank you.

Jack London: Well, I'm not sure what the more-than-harm-good perspective here is. Maybe you could amplify that. But our endeavors here were to respond as we -- it's been our tradition, long tradition of -- and reputation of working closely with our clients to achieve their mission results.

We get good feedback on the work we've done. Certainly there is perhaps a broader public debate on the applicability of outsourcing in general. I don't think that we necessarily are in a position to comment on that. That's a national policy issue.

But we have been -- our position has been as a business to provide the value add, the go-to contractors perspective. We have that reputation out in the marketplace, and I think it's served us quite well over all these many years.

Certainly our reputation and image is created around the quality of work we've done in that -- in those kinds of situations. Clearly the military outsourcing is a -- is a different question and a broader perspective.

I think I'd like to make a couple of points. And that is CACI is not in the soldiers for hire business, we're not in the mercenary military business, and we're not in the private security provider business, and we're not in the war fighter -- individual combat war fighter position.

We are the -- providing technical, professional support services. The interrogator aspect we believe is in the information gathering, information analysis and intelligence input.

It's a feed in into the intelligence community activity that we have around the world in the tactical and forward deployed areas where strategic intelligence analysis is being provided to our clients in terms of enemy capabilities, enemy threats. And so, it's a -- it's a sort of front piece and a fairly minor or small piece of activity but can be very useful, as you can employee.

So whether we intend to continue that work obviously continues to be a strategic evaluation. But for the time being, the customer, the Army in Baghdad is very pleased with the quality of work we've done.

And we would obviously in the stressful situation, combat activity, war going on, we would certainly continue to provide that quality support to them as long as it's needed and wanted from us.

Tim Quillin: OK. Thank you.

Operator: We go next to Alex Hamilton with Advest.

Alex Hamilton: Hi. Good morning. Two simple questions. And the first one, I apologize for because I think you touched on it. I just wanted to clarify. Interest expense for the year should be about 4.8 to five percent of revenues.

Stephen Waechter: That's what we gave for the quarter.

Alex Hamilton: OK. And what kind of run rate should we use going forward? I mean you talk about being able to pay that down. How can we see that kind of fall out through the quarters?

Stephen Waechter: I'd like to get back to you later when we come out with our full year guidance on that. But we would anticipate, you know, our cash flow we think we should generate 25 to $30 million of free operating cash flow in the -- in the first quarter.

Alex Hamilton: OK.

Stephen Waechter: So you can use that as a gauge as to how we ought to be able to pay that down.

Alex Hamilton: OK. Great. And then just very kind of from the 30,000 foot view, kind of the integration seems to be going very well. Kind of what's the next step? Are you now going and trying to add business to the -- to the contracts -- to the new contracts? Kind of, I guess what's the next challenge that you have?

Jack London: I think that we're going to be looking at all kinds of business opportunities going forward. But Ken is right on top of that. So why don't -- Ken, you can give them some input here...

Ken Johnson: Sure.

Jack London: ... and amplify, if you would, please.

Ken Johnson: Yes. The approach that we're taking is -- it's multi-pronged. The first thing we're doing is we're getting a sense as to what the Defense and Intelligence Group's enterprise -- obviously we buy a lot of companies.

And as you would expect, when you're in the mating -- when you're in the mating dance and you're buying a company, revenue expectations and growth opportunities are -- the shape and the curve is always significantly on the rise.

So we're in the process obviously of looking at those opportunities and have since before the transaction and post-transaction to get a sense as to really where the opportunities are inside of the Defense and Intelligence Group irrespective of a CACI acquisition.

Secondly, in doing that, we come away with a much better understanding of where they see their opportunities, where they do what they do for particular customers.

And what we're doing is aligning those initiatives that they have in place with the programs and opportunities that we had in place prior to the acquisition and trying to determine where we can add the capabilities of that organization to the capabilities of ours and present a bigger, broader, better story to a perspective customer on one side but more importantly to current customers because we now have a broader set of capabilities that we can provide to a particular government agency. And that part, as I indicated in my commentary - and I think Jack mentioned it as well - that part seems to be going very, very well.

There seems to be a great deal of positive fallout in terms of the - and we forecast this when we were talking about this acquisition last time we spoke - the synergies, if you will - and I don't like that word, but I'll use it anyway because I can't think of a good synonym - the synergies associated with our capabilities, theirs and the common customer set, are, we believe, going to be positive for our customers.

The challenge that we have - and we've indicated this all along - is on the growth - from a growth standpoint, is to identify those finite number of large programs that we can put the capabilities of the mother ship together with a new acquisition, to address ourselves - to make that addressable market a little bigger, a little broader, and at least as successful as it's been today.

We've indicated and talked to you about the large percentage of new opportunities that we've won. You've got to continuing winning at that rate and pace for large programs, given the size of this overall organization.

It's anywhere from 1.4 to 1.5 and beyond billion dollars a year.

So that's the nature of what we're determining. And we're positively disposed at this stage of the process. But that's not something that's going to happen in a month, and it's not something that we're going to be done with in a quarter.

Business development and growth prospects on bigger deals is a very time-consuming and artistic form of business that we're in. And I believe that we're spending a very appropriate amount of time across the current chain of command and our newfound counterparts, the new members of the team.

Operator: We go next to Brett Manderfeld with Piper Jaffray.

Brett Manderfeld: Good morning, gentlemen. Just a quick point of clarification on one of the previous questions, one related to whether you'd be eligible for future GSA deals. Just want to make sure we're looking at this correctly. Are you talking about all GSA deals? Or, as I think, those primarily related to Iraq, or some of the interrogation work that you provide there? Thanks.

Jack London: Thank you. It's a good question, Brett. And let me make sure that ((inaudible)) entirely clear about this.

The information coming to us is very recent, from yesterday, from the General Services Administration, and their interest in looking at the contracts coming out of Fort Huachuca, that were under the auspices of the Department of Interior.

That contract organization had formerly been an Army organization. So, you had a little bit of an organizational shift out there. But the contract instrument we acquired through PTG.

Their investigation or their questions that they're directing to us, and we're going to be very prompt in responding. But it is very clear that the - I want to make sure that it is clear - that their review will be, with regard to that contract that will cover the potential for all CACI contracts of all - all of our business contracts with the government - is the purview that they have an oversight for.

We anticipate the government will accept our efforts to remedy these problems, if, to the extent that there are problems, and that either suspension or debarment were not going to be needed.

I must share with you that we obviously have legal counsel involved with this. We have expert advisors that are going to be supporting us. The matters have been recently reviewed with our board.

The most important thing is that these are under investigation, and we're not able to discuss a whole lot about it.

But I want to leave one, main message here. That's that we have not knowingly done anything wrong on any of this. And if we have, in some fashion, we're going to make it right.

We're not aware of any specific charges against any of our people in Abu Ghraib. But if those come forward, we're going to behave in a proper, right and correct fashion. We don't condone or tolerate illegal activity.

At the same time in all of this, the United States Army is very pleased and satisfied with the work we're doing. So we feel good about what we've been doing for them. And they continue to request our services.

So, we have a situation here where there are a lot of investigative activities. We're going to cooperate with every single one of them.

It's taking a lot of effort, a lot of nights and days and weekends. We're going to get the job done.

We have a terrific company that's been doing government contract work for some 43 years with an impeccable record - fine reputation, fine image, history of quality work and services.

I think you will find, in their deep review under the microscope and magnifying glass, that we have high standards, a strong ethical culture and well known integrity in our marketplace. We certainly believe in doing the right thing, and we're simply going to do it.

We have 9,500 people in the United States, rather, in our corporations, actually, throughout the world, doing fine work. And we're very proud of them. We feel like they're going to continue to do fine work.

So this is the overall situation we find ourselves, and we're going to work our way through it. We believe that the work we've done and our integrity will come shining through, and on the other side of all these matters, CACI will stand out.

And even on our Web site, we've come forward with a slogan that the truth will out, and that is exactly where we're headed. And we feel good about that going forward.

Brett Manderfeld: Great. Thank you very much.

Operator: We'll go next to John Mahoney with Raymond James.

John Mahoney: Hi. How are you guys doing?

Jack London: Good, John.

John Mahoney: So, just - I would just finish on this, because it is a little inflammatory. The press release is just hitting now about, you know, they are - their determination whether you should remain eligible. Do you know of any situation of companies that have been completely barred? What's the likelihood?

Jack London: Well, we're in the midst of discussion - John, it's a good question - with expert - when I say expert counsel, I'm talking about senior corporate counsel here in the Washington area that deals with these matters routinely with the General Services Administration. The counsel we have has dealt with literally hundreds of these.

I must say, I'm not going to speculate on outcomes, except that we're going to do the right thing. And any kind of significant debarment is a very rare occasion, and I would venture to say, would be only under the most egregious conditions where the, where it's condoned by corporate leadership and, you know, where there's actually a systematic intent to defraud the government or behave in an illegal way. And that is not anywhere close to the way that this fine company operates.

So, I can only say that, again, these matters are under investigation. We're cooperating fully. And we believe that our efforts are going to be recognized and understood, and that the government will continue.

But all that is still out in front of us, notwithstanding the fact that we're going to cooperate and do whatever is right, John.

John Mahoney: OK. What is embedded in the first quarter revenue guidance and in the ((inaudible)) year guidance for organic growth?

Stephen Waechter: In the first quarter, John, we have 15 to 16 percent organic growth.

John Mahoney: All right. So that's much better than recent. The ((inaudible)) was 11 in the recent quarter?

Stephen Waechter: It's a real strong pickup.

John Mahoney: And for the full year?

Stephen Waechter: We haven't given that specific guidance out, but I would tell you that it's in the range of probably 10 to 12 percent, is what I would give. That $1.5 billion would get you there.

We think the CACI core business should grow in that 12 to 15 percent. I think we derated the AMS number somewhat in the kind of five to eight percent, is what we were looking at there, in terms of their internal growth rate. But overall, we think probably 10 to 12 percent.

Operator: We go back to Cynthia Houlton with RBC Capital Markets.

Cynthia Houlton: Hi. I just wanted to follow up on my prior question in terms of the allocation that you've made for both legal and other kind of G&A expenses related to all these investigations.

Just kind of want to get a sense of how much you've allocated and what kind of the, you know, amount of time, energy, et cetera, that will be needed to address all the investigations.

Jack London: Cynthia, let me start off by saying that I've been with this organization a good part of my adult life. And this is clearly the most extreme situation. And I am absolutely determined to turn this around and demonstrate CACI's high quality standards and ethics and energy. And I'm going to do whatever it takes, frankly.

And we've got a wonderful team here that's working this program, and we have every confidence that we will be successful in regaining our fine image and reputation, working ourselves through this.

It is a lot of work, and it's going to take a lot of weekend work and night work. And there's no question about it.

On the other hand, there is the outside cost, or let's say, out-of-pocket costs and so forth. And we've made some estimates on that.

I'll turn that over to Steve to address that, to the extent he feels like he can at this point.

Stephen Waechter: Well, it's somewhat of a moving target as we engage various and sundry people to support us in the various efforts.

One of the things that I want to be cautious here in terms of not giving out specifics, only because we're very concerned about safety and security of our employees. And we are taking some measures that way to beef things up in terms of their - of just overall employee safety and security.

And so, I'd prefer not to give you specifics on it, other than to tell you we have looked at the range of things that Jack has indicated, and related to safety and that.

And we believe that the numbers we have in there should be adequate, but time will tell. And if it changes, we'll obviously come back and would let you know.

Jack London: We'll update our guidance if there's...

Stephen Waechter: Right.

Jack London: ... if the guidance we have out is - we'll stand by it, and believe with all our best evaluation and analysis that this is what we see ahead, and we feel comfortable with our customer relationships across the board.

But we have these other issues we're working. I think we've done a good job of putting some acorns away to take care of it.

To the next, please.

Operator: We go next to Bill Loomis with Legg Mason.

William Loomis: Hi. Steve, just one quick follow-up. I think you said a couple of times, I had in my notes, that interest expense in the September quarter will be 4.5 percent of revenues. I think that's pretty high. When I do the calculations, and I do, say, 4.5 percent of $430 million,...

Stephen Waechter: You're right.

William Loomis: ... divide that by four, I get something like 1.3 percent of revenues.

Stephen Waechter: You were right. I stand corrected. That is - that was incorrect. It is 1.4 percent of revenues. It's about $4.5 to $5 million.

William Loomis: OK. Thank you.

Stephen Waechter: Thank you, Bill, for pointing that out, yes.

Jack London: Good.

Operator: Again as a reminder to our participants, that is star one to ask a question. We go next to George Price with Legg Mason.

George Price: Thanks. I had a quick follow-up. I'm glad Bill put that other question to rest. But just - I wanted to see. Are there any - regarding the GSA and other investigation - are there any milestones, any schedule, anything that we can kind of keep tabs on to monitor how this situation progresses, that you can identify for us?

Jack London: Thank you, George. It's an excellent question. I would say to you that I had - when we started off on this a few weeks back, I was anticipating that we'd be able to get to some closure within a few weeks or maybe a month or so.

I have discovered that this is, as you can observe, probably, along with me, in the press the kinds of things that are being reported and that are unfolding. We don't, at this point, have any specific milestone, because we don't know how to create one.

We do have some times that we're getting back to, or some response times with getting information back to Fort Huachuca. We're in the process of dealing with the DCAA. And we believe that's going very fine and straightforward, and providing understanding to them.

We do have the GSA that we're going to be getting back to. And undoubtedly Ken and I and our counsel will be going over and visiting with and providing some information to the GSA. We're most willing to do that - eager to, frankly.

I'm very eager to deal with the individuals that are inquiring about our business. Frankly, we believe that we have done the right things.

And on the other hand, if there are areas not knowingly that for some reason something's off the ticket, we will right it promptly and quickly.

So, I wish I could give you a better notion of timetables here. I would say we're probably into these things for several months, and we'll just have to work with the investment community.

It tends to be a very small part of our business, as you are well aware. But, obviously, it's getting a lot of attention.

It's been a very, I would say kind of a sad aspect of things for us, because of all the fine work throughout the world, the many fine hundreds and hundreds of good letters we get from customers all over the country, all over the world, of the work of CACI people. And we're so proud of that.

So, we feel that this piece has tarnished a bit of our reputation. But we are dedicated to correcting those issues and regaining the eminence of this fine company and its fine people and our wonderful reputation of 43 years of service to the United States government in so many interesting and challenging areas.

George Price: And if I could just ask one follow-up. And I know you've obviously given a lot of details around this, a lot of questions around this. But I just want to make sure I'm understanding this fully and completely.

In terms of what GSA's looking at, I mean, you have a contract that was shifted over in part to DOI.

Jack London: Right.

George Price: Both Army and DOI contracting authorities approved how this, how the contract was established. Correct?

Jack London: That's correct. That's...

George Price: So,...

Jack London: ... the delivery - they're called delivery orders, George.

George Price: Right, right. Excuse me. But basically, I mean, you know, I'm just trying to understand. I mean, what exactly is sort of the crux of the GSA looking...

Jack London: Sure.

George Price: ...at you guys, given that the appropriate authorities on the government side...

Jack London: And our perception is, it has to do with definitions of labor categories and relating them to the IT schedule vis-à-vis the works - the statement of work requirements for the United States Army.

The intelligence business is an information collection and information analysis business. There is some discussion, obviously, and interest, certainly, on the part of GSA about those definitions.

And we will be working with them to try to make sure that there's clarity at first. And if they have issues with that, then we're going to promptly respond in whatever fashion that they deem appropriate.

I would say, though, that the orders have been, and being since - the first, I think, was in August. And we've had a number of them in this line, in this area, meaning the work for Iraq - other kinds of work, but for Iraq - that have been worked through the Department of Interior office that manages this BPA out of Fort Huachuca, to service the Department of Army operating out of Central Command in Baghdad.

So, all of that's been straightforward, you know, right across the board. Full - I don't want to say disclosure, but everybody knows what was going on and transpiring, and the proper paperwork and so forth was passing back and forth.

But that only leads up to the point that GSA's asking questions, and we are certainly going to be very prompt in pulling our information together and answering any questions, or providing any information they want.

We believe we have been doing a good job for the Army, and we believe we've been doing the proper thing. But if we unknowingly have done something inappropriate, we're going to fix it. That's just as straightaway, simple as I can make it.

There'll be no compromise on getting the job done correctly.

Operator: We go back to John Mahoney with Raymond James.

John Mahoney: Hi. One of the things that's been difficult for us to try and forecast before the deal closed was the depreciation and amortization on a go-forward basis. Built into the guidance for the first quarter, what do you assume that's going to be?

Stephen Waechter: John, these are rough numbers, and we're still working through getting our FAS 141 valuation. So, I would again caution you, this is a preliminary best guess at this point in time.

On the depreciation side of the house, we're looking at roughly $3.5 million. And in addition to that, we have the intangible amortization, which is in a $5.5, $5.6 million range.

John Mahoney: Five-and-a-half to six?

Stephen Waechter: Yes, 5.5 to 5.6.

John Mahoney: OK. That's a nice tight range you've got there.

Stephen Waechter: Yes. You keep us to the ...

John Mahoney: Oh, yes.

Stephen Waechter: ... ((inaudible)) area.

Jack London: Mr. Green-Eyeshades-and-Sharp-Pencils here.

John Mahoney: OK. Well, thank you very much.

Stephen Waechter: You're welcome.

Operator: We go next to John Ptak with William Blair & Company.

John Ptak: Good morning. One of your competitors is under pressure today based on changing their forward guidance on a fixed price unit type contract. Can you talk about your exposure to those contracts, and what they would mean to - how they can affect your guidance going forward?

Jack London: We have, I think, a relatively small portfolio of fixed price contract activity, notwithstanding some work we brought forward with the AMS transaction.

But I think it would be most appropriate for me to hand the conversation both over to Steve and to Ken. And which one of you guys want to go forward first? Sign up and let her rip.

Stephen Waechter: I'll start and I'll let Ken finish here.

Most of our fixed price contracts are not fixed price completion, with the exception of what we acquired here with the AMS side of the house. And we do have two here, and I'll let Ken, perhaps, talk a little more on those.

The other ones we have are more fixed price level of effort, fixed unit pricing, what have you.

So I don't anticipate that we have - and we have, you know, a good record of how we record those revenues, and they've been audited time and time again.

The risk would be the American Management Systems' contracts with the Standard Procurement System and for what we call PDI, or desktop for - Procurement Desktop for Industry. And I'll let Ken talk maybe a little bit more about that one.

Kenneth Johnson: Yes. As we indicated to you I think a month ago now when we were - the last time we talked about the AMS transaction, we spoke pointedly about kind of the increase and from a percentage standpoint of fixed price contracting. And Steve enumerated those.

There's one other flavor, and it's what's referred to - although we're going to wind up changing the name - it's Momentum Implementations. They, in fact, have some software that co-own, co-license with the Canadian organization that acquired the civilian part of the AMS corporation.

So, those three particular contract types, whether it's the Standard Procurement System, the Procurement Desktop for Industry, which is a relationship with - doing work for Boeing - and the Momentum work that we're doing for several customers, considerably smaller in scope and size than the former two.

We have no reason to believe that there are any fixed price kinds of issues. We've put together our technology teams, along with their teams. They've actually, at our recommendation, even before the transaction, reorganized to take their product engineering group and build them in - start working them and managing them inside of the project organizations, in much the same way we manage all fixed price engagements.

So, we're cautiously optimistic that we have our - not to say that there's not a lot of management attention - but we're cautiously optimistic to indicate that on the fixed price front, we don't believe that there's any disproportionate downside risk, except for the attendant risk associated with all fixed price software development.

But we believe, from a management standpoint, oversight standpoint, that we're on top of the game in those three flavors of engagements. Good question. Thank you.

Operator: We go next to Steve Lurito with Forstmann Loeff.

Steve Lurito: Good morning, gentlemen. Just wanted to clarify again - I hate to beat a dead horse - but on this GSA thing. I mean, it sounds to me, if I'm not mistaken, that it's a simple matter of categorization of labor categories, and, I guess, mapping civilian schedules onto Army schedules, or mapping - the proper mapping of GSA schedules. I mean, it seems like a relatively standard sort of bureaucratic inquiry here.

Jack London: Well, I think you have at least the essence of the thing. I'm not sure I'm willing to jump to the comment about standard bureaucratic. I'm...

Steve Lurito: Well, I don't mean...

Jack London: ...the GSA...

Steve Lurito: ...to - I don't mean to trivialize it. But it just - I mean, this kind of stuff happens all the time. I mean, it sounds like this was transferred from an Army authority to a civilian authority. Now there's just questions about going back and sort of remapping labor categories, right?

Jack London: Well, that's our belief. We certainly - it's certainly focusing on the categories and the definitions. There's no question about that.

We're confident the billing rates will be reviewed by the DCAA, will stand fine.

We do want to say, however, at the same time, that we obviously take the GSA very seriously. I mean,...

Steve Lurito: Of course.

Jack London: ...they're inquiring here. And it's our professional duty to get with them and present the information and answer their questions and make sure that they are comfortable about our attention to duty and intent to do the right thing. And we're going to do the right thing.

So, it's a kind of a process of going through this, I believe, and getting with them and specific details that they're interested in, providing their responses back to them, demonstrating the high integrity and ethical culture we have at CACI.

Nobody's perfect. If we've done something inappropriate on this, we're going to fix it, and we're going to do it promptly. And we're taking it seriously, and have every good intention to make sure that we get this matter adjusted correctly.

I guess the only - the other side of the thing is that we feel good about the fact that the Army has been very pleased with the work we've done, and have been paying invoices and are interested in more of these skilled people to assist them in this very challenging effort of trying to find out the right kind of information regarding the enemy over there, and what to do best next to protect lives of the men and women of the United States military and the innocent civilians of the Iraqi public.

So, I mean, the effort is a praiseworthy one, and we're delighted with the opportunity to do that kind of value add thing.

At the same time, of course, we eschew and reject completely all of the egregious behavior of whoever was doing the things that were done at Abu Ghraib. There was no justification for that whatsoever.

Steve Lurito: Sure. Thanks for the clarification.

Jack London: You bet.

Operator: At this time there are no further questions. I'd like to...

Jack London: OK. Yes, well, Matt, thank you very much. And I want to thank the ladies and gentlemen that have come in with us this morning and taken their time.

We're delighted to have you with us. We have put out a news release pointing toward the GSA matter that has come to our attention here the last day or so.

And we are very proud of our company. We are confident that we will be continuing to work with the investigation, and that the matters will be adjusted and taken care of, and we will fix any issues that have been improper.

And if there are any employees of the company that have done things that are improper, I'm sure that the charges will be brought forward, and let the chips fall where they may. We will do the right thing in any regard.

So, I thank you for being with us. We have a fine company, I think a great future coming in this next year. We're enthusiastic and glad to have you with us.

We'd like to think that you would be with us the next call. So, thank you very much, and that's it for today.

Operator: That does conclude today's teleconference. Again, thank you for your participation. You may disconnect at this time.

END